Exhibit 23.2

Consent of Independent Registered
Public Accounting Firm

We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Simmons First National Corporation on Form S-3 (Registration No. 333-194309) of our report, dated March 11, 2014, on our audits of the consolidated financial statements of Simmons First National Corporation as of December 31, 2013 and 2012, and for the years ended December 31, 2013, 2012 and 2011, which report is included in the Annual Report on Form 10-K.  We also consent to the incorporation by reference of our report dated March 11, 2014, on our audit of the internal control over financial reporting of Simmons First National Corporation as of December 31, 2013, which report is included in the Annual Report on Form 10-K.  We also consent to the references to our firm under the caption “Experts.”

/s/ BKD, LLP

Pine Bluff, Arkansas
June 18, 2014